Exhibit 10.2

CONSTRUCTION AND OWNERSHIP AGREEMENT

between

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

and

MEADE PIPELINE CO LLC

February 14, 2014

In this document, “[*****]” indicates that confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

CONSTRUCTION AND OWNERSHIP AGREEMENT

THIS CONSTRUCTION AND OWNERSHIP AGREEMENT (“Agreement”) is entered into as of the 14th day of February, 2014 (“Effective Date”), by and between TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC (“Transco”), a Delaware limited liability company, and MEADE PIPELINE CO LLC (“Meade”), a Delaware limited liability company. Transco and Meade are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transco and Meade are jointly developing new natural gas pipeline facilities as part of Transco’s proposed “Atlantic Sunrise Project” (such new natural gas pipeline facilities, as further described in Exhibit A hereto, are referred to herein as the “Central Penn Line”);

WHEREAS, Transco and Meade are executing contemporaneously herewith a Lease Agreement, under which Transco will lease from Meade that portion of the Central Penn Line owned by Meade, and an Operation and Maintenance Agreement, under which Transco will provide operation and maintenance services for the Central Penn Line; and

WHEREAS, Transco and Meade now desire to set forth the terms and conditions for the construction, ownership and operation of the Central Penn Line.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transco and Meade hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means a Person that Controls, is Controlled by or is under common Control with the Person in question.

“Agreement” has the meaning given in the introductory paragraph.

“Alternate Representative” has the meaning given in Section 2.1(b).

“Anchor PA” has the meaning given in Section 6.4(a).

“Anchor PA Termination” has the meaning given in Section 6.4(a).

“Anchor Shipper” means the shipper under Transco’s Atlantic Sunrise Project that has executed a precedent agreement with Transco for 420,000 dt/d of firm transportation capacity under such project.

“Atlantic Sunrise Project” means Transco’s proposed natural gas pipeline expansion project designed to provide new firm transportation capacity from various supply points in northeast Pennsylvania to delivery points along Transco’s mainline in southeast Pennsylvania and extending southward to Transco’s Zone 4/4A Pools at Transco’s Station 85 in Choctaw Co., Alabama.

“Baseline Development Plan” has the meaning given in Section 2.4(a).

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Cabot” means Cabot Oil & Gas Corporation.

“Cabot PA Termination” has the meaning given in Section 6.4(b).

“Cabot Precedent Agreement” means that certain Precedent Agreement (Atlantic Sunrise Project), dated February 5, 2014, between Transco and Cabot.

“Capital Call” has the meaning given in Section 2.6(c).

“Central Penn Line” has the meaning given in the above Recitals. The Central Penn Line will consist of both the Central Penn Line North and Central Penn Line South segments, as further described in Exhibit A. As used herein, the term “Central Penn Line” shall be subject to the provisions of Section 3.4.

“Central Penn Line North” has the meaning given in Exhibit A.

“Central Penn Line South” has the meaning given in Exhibit A.

“Chairman” has the meaning given in Section 2.1(c).

“Construction Committee” has the meaning given in Section 2.1(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, and whether acting alone or in conjunction with others of the authority to direct or cause the direction of the management or policies of a Person (a voting interest of 50 percent or more creates a rebuttable presumption of Control.

“CPL-N Original Project Costs” means $631,646,000 (the amount equal to the Project Costs associated with the Central Penn Line North estimated as of the Effective Date).

“CPL-S Original Project Costs” means $1,273,571,000 (the amount equal to the Project Costs associated with the Central Penn Line South estimated as of the Effective Date).

“CPL Assets” has the meaning given in Section 2.11(a).

“CPL Original Capital Estimate” means $1,905,217,000 (the amount equal to the sum of the CPL-N Original Project Costs and CPL-S Original Project Costs estimated as of the Effective Date).

“Default” means:

(a) the failure of a Party (“Non-Funding Party”) to make all or any portion of a capital contribution by the date required (pursuant to a Capital Call properly issued hereunder), and the continuance of such failure for a period of fifteen (15) days following receipt of notice from the other Party that the Non-Funding Party has failed to make such capital contribution by the date required; provided, however, that Meade shall not be obligated to fund any Capital Call to Meade in excess of [****] of Meade’s Original Capital Estimate (a “Major Cost Overrun Capital Call”); or

(b) the failure of a Party to comply in any material respect with any of its other obligations under this Agreement, or the failure of any representation or warranty made by a Party in this Agreement to have been true and correct in all material respects at the time it was made, in each case if such breach is not cured by the applicable Party within sixty (60) days of its receiving notice of such breach from the other Party (or, if such breach is not capable of being cured within such 60-day period, if such Party fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence).

“Defaulting Party” has the meaning given in Section 6.6.

“Dekatherms” or “dt” has the meaning given in Section 2 of the General Terms and Conditions of Transco’s Tariff.

“Dispose or Disposition” means, with respect to a Party’s Ownership Share or any portion thereof, the direct or indirect sale, assignment, transfer, conveyance, gift, exchange or other disposition of the legal or beneficial interest in such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of such asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of such asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), or (ii) a sale or distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

“Disposing Party” has the meaning given in Section 3.3(a).

“dt/d” means Dekatherms per day.

“Effective Date” has the meaning given in the introductory paragraph.

“Eligible Expansion” has the meaning given in Section 3.4(a).

“Eligible Expansion Shipper” has the meaning given in Section 3.4(b).

“Eligible Share” has the meaning given in Section 3.4(b).

“Encumbrance” means any lien, pledge, condemnation proceeding, security interest, mortgage, or similar encumbrance.

“Exchange” means any public exchange, such as the New York Stock Exchange, American Stock Exchange, The NASDAQ Stock Market or other similar listed securities exchange.

“Expansion” has the meaning given in Section 3.4(e).

“FERC” means the Federal Energy Regulatory Commission or its successor.

“FERC Application” has the meaning given in Section 2.3(a).

“FERC Authorizations” means the necessary authorizations from the FERC under the NGA to construct, own and operate the Central Penn Line as contemplated under this Agreement, the Lease and the Operation and Maintenance Agreement.

“First Threshold Payment Date” has the meaning given in Section 6.7(e)(i).

“Force Majeure” has the meaning given in Section 7.1(a).

“Governmental Authority” means any federal, state, local, municipal or, governmental department, commission, court, board, bureau, agency or instrumentality or any judicial, regulatory or administrative body having jurisdiction as to the matter in question.

“In-Service Date” means the date that the facilities constituting the Central Penn Line (as described in Exhibit A hereto) are placed in service.

“Law” means any statute, law (including common law), order, rule, regulation, decree or other legal or regulatory determination, including any of the foregoing as may be enacted, amended or issued after the execution of this Agreement.

“Lease” means that certain Lease Agreement, dated of even date herewith, by and between Transco and Meade, under which Transco will lease from Meade, and Meade will lease to Transco, Meade’s Ownership Share of the Central Penn Line.

“Lease Reduction Percentage” has the meaning given in Section 3.2(b).

“Lease Term” has the meaning given in the Lease.

“Major Cost Overrun Capital Call” has the meaning given in the definition of Default.

“Make-Whole Payment” has the meaning given in Section 6.7(e)(i).

“Marketing Period” has the meaning given in Section 6.4(a) and 6.4(b), as applicable.

“Meade” has the meaning given in the introductory paragraph.

“Meade’s Original Capital Estimate” means $746,136,000 (this amount is equal to Meade’s Ownership Share of the CPL Original Capital Estimate).

“NGA” means the Natural Gas Act, 15 U.S.C. § 717, et seq., as amended.

“Non-Defaulting Party” has the meaning given in Section 6.6.

“Non-Funding Major Cost Overrun Notice” has the meaning given in Section 3.2.

“Non-Funding Party” has the meaning given in the definition of Default.

“Observer” has the meaning given in Section 2.1(b).

“Operation and Maintenance Agreement” means that certain Operating and Maintenance Agreement, dated of even date herewith, by and between Transco and Meade, under which Transco will provide operation and maintenance services for the Central Penn Line.

“Other Governmental Approvals” has the meaning given in Section 2.3(b).

“Operator” has the meaning given in the Operation and Maintenance Agreement.

“Ownership Share” has the meaning given in Section 3.1(a).

“Party” and “Parties” have the meanings given in the introductory paragraph.

“Person” means any party or individual or any type of corporation, company or partnership.

“Project Costs” has the meaning given in Section 2.6(a).

“Real Property Rights” has the meaning given in Section 2.3(b).

“Receipt Interconnections” means the proposed points of interconnection between the Central Penn Line and WFS on the discharge of WFS’ Zick Station in Susquehanna County, Pennsylvania, at the proposed East Wilcox Station in Susquehanna County, Pennsylvania, and at the proposed Springville Interconnection near milepost 30.6 on the Central Penn Line North in Wyoming County, Pennsylvania.

“Representative” has the meaning given in Section 2.1(b).

“Restricted Expansions” has the meaning given in Section 3.4(d).

“River Road Service Agreement” means the service agreement under Transco’s Rate Schedule FT providing for firm transportation service of 500,000 dt/d to be entered into between Transco and Cabot pursuant to the terms and conditions of the Cabot Precedent Agreement.

“ROFO Offer” has the meaning given in Section 3.3(a).

“ROFO Party” has the meaning given in Section 3.3(a).

“ROFO Period” has the meaning given in Section 3.3(a).

“Second Threshold Payment Date” has the meaning given in Section 6.7(e)(ii).

“Target In-Service Date” means September 1, 2017.

“Transco” has the meaning given in the introductory paragraph.

“Transco’s Board” has the meaning given in Section 6.3.

“Transco’s Tariff” means Volume No. 1 of Transco’s FERC Gas Tariff on file with FERC, as amended from time to time.

“Transferee” has the meaning given in Section 5.1(b).

“Updated Development Plan” has the meaning given in Section 2.4(b).

“WFS” means Williams Field Services Company, LLC.

1.2	Rules of Interpretation.

References herein to Sections, Exhibits, clauses and paragraphs are references to sections of, exhibits to, clauses of, and paragraphs of, this Agreement.

Unless otherwise specified, “hereunder,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof.

Words denoting the singular include the plural and vice versa.

References to any Person shall include such Person’s successors and permitted assigns in that designated capacity.

References to days, months and years are references to calendar days, months and years unless otherwise specified.

Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used in accordance with such meanings.

Any reference to “dollars” or “$” or to “cents” or “¢” shall be to United States dollars or cents, respectively.

The use of the words “include,” “includes,” or “including” shall be by way of example only and shall not be considered in any way to limit the generality of the description preceding the use of such word.

The words “shall” and “will” shall have equal effect.

This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

Unless the context otherwise requires, the use of any of the words “action,” “claim,” “suit,” “proceeding,” or “judgment,” includes any and all such terms.

Any references to specific section numbers of Transco’s Tariff shall be deemed to include any renumbering thereof or duly authorized amendments thereto.

ARTICLE II

DESIGN AND CONSTRUCTION

2.1	Construction Committee.

(a) Promptly following the Effective Date, the Parties shall form a construction committee (“Construction Committee”) in accordance with this Section 2.1.

(b) To facilitate the orderly and efficient conduct of Construction Committee meetings, each Party shall notify in writing the other Party, from time to time, of the identity of (i) one of its officers, employees, directors or agents (a “Representative”) and up to three other officers, employees, directors or agents (each an “Observer”) who, at no cost or expense to the other Party, will represent it at such meetings, and (ii) at least one, but not more than two, of its officers, employees or agents, who will represent it at any meeting that the Party’s Representative is unable to attend (each an “Alternate Representative”). The term Representative as used herein shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative. A Party may designate a different Representative, Observer or Alternate Representatives for any meeting of the Construction Committee by notifying in writing the other Party at least two Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representative, Observer or Alternate Representatives shall present written evidence of his or her authority at the commencement of such meeting.

(c) Transco’s Representative will be the chairman of the Construction Committee (the “Chairman”) and will preside over meetings of the Construction Committee. To facilitate efficient meetings of the Construction Committee, Transco shall send written progress reports monthly to the Construction Committee regarding the development and construction of the Central Penn Line commencing on the Effective Date until the In-Service Date. From the Effective Date through the issuance of the FERC Authorizations to construct the Central Penn Line, the Construction Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Construction Committee. Following the date of issuance of the FERC Authorizations to construct the Central Penn Line, the Construction Committee shall meet monthly. Notice of, and an agenda for, all Construction Committee meetings shall be provided by the Chairman to the Parties at least one Business Day prior to the date of each meeting. Special meetings of the Construction Committee may be called at such times, and in such manner, as any Party reasonably deems necessary. Any Party calling for any such special meeting shall notify the Representatives of such meeting at least five Business Days prior to the date of such meeting. The notice and agenda requirements set forth herein may be shortened by the Construction Committee.

(d) Meetings of the Construction Committee shall be held in person at a location designated by the Chairman or by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.2	Designation of Transco as Constructor.

The Parties hereby designate Transco as the constructor of the Central Penn Line. As constructor, Transco shall be responsible for the planning, design, permitting, procurement, construction and installation of the Central Penn Line.

2.3	Acquisition of Governmental Approvals and Real Property Rights.

(a) Transco shall prepare or cause the preparation of, and shall file, the necessary application (and amendments and exhibits thereto) requesting authorization from the FERC pursuant to the NGA to construct, own and operate Transco’s proposed Atlantic Sunrise Project, which shall include a request to construct, own and operate the Central Penn Line in accordance with the terms of this Agreement and the Lease (such application and any amendments and exhibits thereto are collectively referred to as the “FERC Application”). The FERC Application shall provide that Transco shall be the sole applicant for a certificate of public convenience and necessity under Section 7(c) of the NGA in connection with the Central Penn Line, it being expressly understood by the Parties that Meade shall not, by virtue of the FERC Application or the authorizations requested therein, be a holder of a certificate of public convenience and necessity under Section 7(c) of the NGA. Transco shall provide Meade with a draft copy of the FERC Application prior to filing the FERC Application with the FERC, and Transco shall, to the extent practicable, consider any comments timely provided by Meade.

(b) The Parties recognize that in addition to the FERC Authorizations, various other permits, licenses, authorizations and approvals of Governmental Authorities (“Other Governmental Approvals”) will be required for construction and operation of the Central Penn Line. Accordingly, Transco shall seek such Other Governmental Approvals as may be required for construction and operation of the Central Penn Line. Unless otherwise required by Law or as otherwise agreed to by the Parties, Transco will seek to obtain such Other Governmental Approvals in Transco’s name. In addition, Transco shall seek to obtain in Transco’s name all of the rights-of-way, easements, leases, consents, fee ownership, and other real property rights required in connection with the Central Penn Line (collectively, the “Real Property Rights”). Meade hereby authorizes Transco to execute all necessary documents and to issue all necessary assurances and indemnities for the Other Governmental Approvals and Real Property Rights as may be required; provided, however, that Meade shall have the opportunity to review and provide reasonable consent to any agreement requiring any representations, warranties and indemnities of Meade. Transco shall exercise due diligence in acting and assuming obligations on behalf of the Parties. Meade agrees to reasonably cooperate with Transco in seeking such Other Governmental Approvals and Real Property Rights.

2.4	Baseline Development Plan.

(a) Promptly following the Effective Date, Transco shall prepare and provide to Meade (i) a detailed project scope, which shall include a description of tasks, work and actions required for preparation of construction of the Central Penn Line, (ii) a project schedule supporting the Target In-Service Date, and (iii) a funding schedule supporting the CPL Original Capital Estimate with a forecast of capital requirements (by calendar quarter relating to the Project Costs) (the items described in (i) through (iii) are hereinafter referred to collectively as the “Baseline Development Plan”).

(b) Transco shall provide an updated Baseline Development Plan (“Updated Development Plan”) to Meade at least once each calendar quarter. In addition, when available, Transco will include in the Updated Development Plan the design and specifications for the Central Penn Line facilities, which shall be in accordance with the applicable regulations in 49 C.F.R Parts 192 and 199 and with sound and prudent practices in the pipeline industry. If there are any significant variances in any Updated Development Plan from the prior Updated Development Plan, then the Construction Committee shall meet to review and discuss such Updated Development Plan in as much detail as reasonably requested by either Party, and Transco shall consider in good faith any revisions to such Updated Development Plan proposed by any Representative, including revisions to address any material increase to the estimated Project Costs.

(c) Without limitation of the foregoing, if at any time the Construction Committee reasonably determines that (i) the In-Service Date is likely to occur six (6) months or more after the Target In-Service Date, or (ii) the estimated total Project Costs are likely to exceed 110% of the CPL Original Capital Estimate, then the Construction Committee shall convene a meeting at which Transco shall have in attendance the necessary personnel to fully address the circumstances causing such delay and/or cost overrun and the Parties shall discuss in good faith any proposed revisions to the Updated Development Plan.

2.5	Bidding and Negotiating the Construction.

(a) Prior to the bidding or negotiating of any contract or related series of contracts valued at $10,000,000 or more, Transco shall submit to Meade a list of the proposed contractors and their respective proposed scopes of work including the proposed schedule and the estimated costs for each proposed contract. Meade shall promptly review such information and may propose additions to or deletions from the list of proposed contractors bidding on the work before Transco bids and negotiates the contract; provided, however, that if Transco is not agreeable to such additions or deletions from the list of proposed contractors, then the Parties shall negotiate in good faith to finalize such list.

(b) Upon request, Transco will provide Meade with a copy of all executed contracts or related series of contracts valued at $10,000,000 or more for the construction of the Central Penn Line.

(c) At each meeting of the Construction Committee and at such other times as reasonably requested by Meade, Transco will provide reasonable progress reports for the execution of the Central Penn Line project.

(d) In the acquisition of materials and services for construction of the Central Penn Line, Transco will use reasonable efforts to obtain the agreement of suppliers and manufacturers that undivided interests in all warranties applicable to such goods and services will be assignable by Transco to Meade to the extent of Meade’s Ownership Share. To the extent that such warranties are not so assignable, Transco will (i) notify Meade of such fact and will thereafter reasonably cooperate with Meade if Meade seeks to obtain warranties directly from such suppliers and manufacturers and (ii) provide Meade the benefit of any warranties Transco retains that relate to Meade’s Ownership Share of the CPL Assets.

2.6	Project Costs.

(a) The Parties shall each provide funding for the Project Costs for the Central Penn Line North and Central Penn Line South in proportion to their respective Ownership Shares as set forth in Exhibit B hereto. The term “Project Costs” shall mean all costs, expenses, and overheads incurred for the planning, design, permitting, materials, equipment, supplies, services, insurance, labor, transportation, construction, installation and all other procurement or work associated with the Central Penn Line, including:

(i) All payments due under contracts for engineering, construction, environmental work, construction support, legal services and inspection of the Central Penn Line;

(ii) Personnel compensation, including employee benefits and expenses of full-time employees and of contract labor retained directly by Transco, directly incurred with regard to Transco’s duties and obligations hereunder;

(iii) The pro-rata share of personnel compensation, on a time devoted basis, including employee benefits and expenses of Transco’s employees who render part-time service, directly incurred with regard to Transco’s duties and obligations hereunder;

(iv) Material, equipment, supplies, and services purchased or furnished for construction of the Central Penn Line, net of discounts, including transportation costs; provided, however, that all materials, equipment and supplies furnished out of stock accounts and not purchased specifically for the Central Penn Line shall be charged at book cost plus [****] percent to cover applicable purchase and storage expenses to the extent that such total amount does not exceed the current market rate for such material equipment and supplies;

(v) Any natural gas required for installation, purging, testing and line pack for the Central Penn Line;

(vi) Charges for the use of equipment, such charges to be at the standard use rate for owned equipment and at the prevailing commercial rate for leased equipment;

(vii) Taxes assessed or levied upon or in connection with the construction of the Central Penn Line;

(viii) Permits, fees, and all other charges paid to any governmental entity for the right or privilege of constructing the Central Penn Line;

(ix) The costs and expenses incurred in seeking and obtaining regulatory and environmental authorizations and any certificates, permits, licenses, and other approvals required by Governmental Authorities;

(x) Insurance costs, including premiums, deductible and retentions, for those insurance policies required to be carried by Transco in connection with the construction of the Central Penn Line, including the insurance specified in Section 2.12(a);

(xi) Inspection, testing and start-up costs, including travel-related expenses;

(xii) All costs and payments in connection with the Real Property Rights;

(xiii) If applicable, any costs and expenses associated with demobilization of work and cancellation of work; and

(xiv) Costs incurred by Transco for other overhead expenses including, but not limited to, office supplies and expenses, office rentals and other space cost, salaries and wages, bonuses and expenses for personnel who render capital related work for the benefit of Transco (in the performance of its obligations hereunder), allocated to the Central Penn Line based on its percentage share of Transco’s total amount of direct capital cost for the given month.

(b) Promptly following the Effective Date, Transco shall submit to Meade a notice setting forth the Project Costs that Transco has incurred to-date, each Party’s share of such costs, a description (in reasonable detail) of the work associated with such costs, and an invoice for Meade’s share of such costs. Meade shall pay to Transco (to the account specified in such invoice) the full amount of such invoice within thirty (30) days of its receipt of such invoice.

(c) Transco shall issue or cause to be issued a written demand to each Party for the making of capital contributions at such times and in such amounts as Transco shall reasonably determine are required for the Project Costs (each such written demand is referred to herein as a “Capital Call”). Such capital contributions shall be made in cash. Each Capital Call issued pursuant to this Section shall indicate whether it pertains to the Central Penn Line North or the Central Penn Line South, and shall contain the following information:

(i) The total amount of capital contributions requested from the Parties;

(ii) The amount of capital contribution requested from the Party to whom the request is addressed, such amount to be calculated in proportion to the Ownership Share of such Party;

(iii) The purpose for which the funds are to be applied (in reasonable detail); and

(iv) The date by which payments of the capital contribution shall be made (which date shall not be less than eight (8) Business Days following the date the Capital Call is given or, in the case of a Major Cost Overrun Capital Call, which date shall not be less than twenty (20) days following the date the Capital Call is given, unless in either such case a sooner due date is mutually agreed to by the Parties) and the method of payment, provided that such date and method shall be the same for each Party.

(d) Subject to Section 6.4, each Party agrees that it shall make payment of its respective capital contributions in accordance with Capital Calls issued pursuant to Section 2.6(c); provided, however, that Meade shall not be required to fund a Major Cost Overrun Capital Call.

(e) Together with each Capital Call, Transco shall deliver to Meade a statement showing, for the Project in total and for the Central Penn Line North and Central Penn Line South, respectively, the following: the aggregate amount of capital contributions made prior to such Capital Call; the aggregate amount applied by Transco to pay the Project Costs; and an estimate of the total Project Costs anticipated to be incurred.

(f) As soon as practical after Transco has completed its final accounting of the Project Costs, Transco shall render to Meade a final notice of the actual Project Costs and an itemized inventory of the real and personal property related to the Central Penn Line showing the cost of all material items of such facilities and all services purchased by Transco. Such itemized inventory shall show the total Project Costs and the portion thereof contributed by each Party. Upon reasonable request by Meade, Transco shall furnish copies of source documents supporting the Project Costs, provided that such documents are requested within two years after the date of Transco’s final notice. If Meade’s share of the actual Project Costs exceeds the amounts funded by Meade hereunder, then Transco will include with such final notice an invoice for the amount owed by Meade and Meade shall pay the full amount of such invoice to Transco within thirty (30) days of the date of the invoice. If Meade’s share of the actual Project Costs is less than the amounts funded by Meade hereunder, then Transco will include with such final notice a refund for the amount of Meade’s overpayments. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that there may be Project Costs incurred or invoiced after the completion of the final accounting and that the Parties shall be responsible for payment of all such costs pursuant to the terms hereof.

2.7	Interconnections.

(a) The facilities comprising the Receipt Interconnections shall be set forth in interconnect agreements between Transco and WFS at such points, provided that Meade shall have the right to be a party to such interconnect agreements. If Meade elects to be a party to such interconnect agreements, then Transco shall negotiate the agreements with WFS and shall provide Meade with a reasonable opportunity to review and provide comments on the agreements prior to execution; provided, however, that in no event shall Meade unduly withhold, delay or condition its acceptance of such interconnect agreements. The facilities at the Receipt Interconnections to be considered as part of the Central Penn Line shall be as set forth in such interconnect agreements; the cost of such facilities shall be included in the Project Costs and shall be constructed, owned and operated as set forth in this Agreement.

(b) The point of demarcation between the facilities comprising the Central Penn Line and the facilities comprising Transco’s mainline at the terminus of the Central Penn Line in Lancaster County, Pennsylvania shall be at the isolating flange located immediately downstream of the regulator station to be constructed as part of the Central Penn Line. If this Agreement remains in effect following the termination of the Lease, then the Parties shall negotiate in good faith an interconnect and reimbursement agreement under which (i) a measuring facility shall be installed at the interconnection between the Central Penn Line and Transco’s mainline in Lancaster County, Pennsylvania, and (ii) Meade shall reimburse Transco for all costs, expenses, overheads and tax-related charges incurred for the planning, design, permitting, materials, equipment, supplies, services, insurance, labor, transportation, construction, installation and all other procurement or work associated with such measuring facility.

2.8	Commencement of Construction.

Subject to the other provisions of this Agreement, Transco shall proceed with construction of the Central Penn Line with reasonable diligence following the receipt and acceptance by Transco of all necessary rights and regulatory approvals authorizing the construction of such facilities. Transco shall cause the Central Penn Line to be constructed, installed, tested and placed in service (and shall provide such supervisory, administrative, technical and other services as shall be required therefor) subject to the provisions of the approved design specifications and construction contract(s), in compliance with the requirements of all applicable and valid federal, state and local laws, orders and regulations of Governmental Authorities, in accordance with sound and prudent natural gas pipeline industry practices, and in accordance with the terms and conditions of this Agreement. Transco shall perform its services and fulfill its responsibilities hereunder, and shall require all consultants, contractors, subcontractors, and materialmen furnishing labor, material or services for the design, construction, installation and testing of the Central Penn Line to carry out their responsibilities, in a good and workmanlike manner. Meade shall have the right at any time to inspect or cause to be inspected, at its sole cost, the construction, installation, and testing activities and the equipment and materials to be used in the construction of the Central Penn Line.

2.9	Inspection.

Transco will advise Meade in writing approximately fifteen (15) days in advance of the projected In-Service Date, and Meade will have the right to jointly inspect the Central Penn Line to determine that the facilities have been installed properly and are operational in accordance with the approved design and specifications.

2.10	Documentation.

(a) As soon as reasonably practicable following the In-Service Date, Transco will provide to Meade final “as built” drawings.

(b) Transco shall retain, and shall provide to Meade as soon as reasonably practicable following the In-Service Date, copies of all documentation required pursuant to applicable regulations for the ownership and operation of such facilities. Such documentation may include, without limitation, material warranties, mill test records, radiographic inspection records, hydrostatic testing records, construction reports, welding procedures and qualification tests.

2.11	Title and Risk of Loss.

(a) Transco and Meade shall each own an undivided interest in the work product, Real Property Rights, pipeline, compressors and any other tangible and intangible assets constituting the Central Penn Line, including the assets identified on Exhibit A (the “CPL Assets”), as set forth in Section 3.1 below, regardless of the name or names in which legal title to all or any part of the Central Penn Line may be held (except as otherwise specifically agreed to by the Parties and except as provided in Section 3.4). As soon as is commercially practicable, Meade and/or Transco will execute such documents required to evidence each Party’s legal title to their respective Ownership Share in the CPL Assets.

(b) During the Lease Term, Transco shall be responsible for the risk of loss of the Central Penn Line or any part thereof. At all other times, each Party shall be responsible for the risk of loss of the Central Penn Line or any part thereof in proportion to its respective Ownership Share, subject to each Party’s respective obligations under the Operation and Maintenance Agreement, including Section 8.2 of the Operation and Maintenance Agreement.

2.12	Insurance and Claims.

(a) During construction of the Central Penn Line and prior to the In-Service Date, Transco shall carry and maintain or cause to be carried and maintained for the Central Penn Line the insurance described below for the benefit of and on behalf of Transco and Meade and their respective Affiliates. To the extent that such insurance does not cover the total amount of any loss, then each Party shall be responsible for the amount of such uninsured loss in proportion to its respective Ownership Share of the portion of the Central Penn Line in question.

(i) Builder’s Risk insurance covering physical loss and/or damage to the work on the Central Penn Line for the entire construction period insuring on an all risk policy form and a replacement cost value basis, including coverage during pre-commissioning, commissioning, testing, start-up, transit, including ocean marine cargo coverage (unless such coverage is furnished by applicable supplier) and offsite storage. The Parties, through their respective risk management and insurance representatives, shall reasonably consult and negotiate in good faith to determine the limits, deductible and retention amounts and coverage of such insurance.

(ii) Third Party Liability insurance with limits per occurrence and annual aggregate of $[****] providing coverage for bodily injury and property damage, including premises-operations, personal injury liability, blanket contractual liability, broad form property damage, independent contractors, products/completed operations, cross liability, sudden and accidental pollution, explosion, collapse and underground exposures, and non-owned auto liability.

(iii) The Parties, through their respective risk management and insurance representatives, shall reasonably consult and negotiate in good faith to determine any other insurance to be maintained during construction of the Central Penn Line.

(b) Following the In-Service Date, the Operator shall carry and maintain or cause to be carried and maintained for the Central Penn Line the insurance as set forth in the Operation and Maintenance Agreement.

(c) The conditions described below shall apply to the insurance acquired under Section 2.12(a).

(i) The Parties and their Affiliates will be insureds.

(ii) The Parties will be loss payees with respect to their interests in the property insured under all property policies.

(iii) Waiver of all of insurers’ rights of subrogation or recovery shall apply to all insureds.

(iv) Other appropriate Persons shall be named additional insureds and provided waivers of all of insurers’ rights of subrogation or recovery as necessary for construction of the Central Penn Line.

(v) Upon request of a Party, certificates of insurance, copies of policies and/or other documents relevant to such insurance shall be delivered evidencing any or all of the insurance provided and maintained hereunder. If insurance is included in policies pursuant to item (vii) below, copies of policies and/or other documents will be provided in a reasonably redacted form to preserve confidentiality.

(vi) Transco shall handle or cause to be handled any and all claims arising out of the construction and operation of the Central Penn Line and that pertains to the insurance Transco is responsible to provide and maintain.

(vii) Transco may obtain all or part of the Property and/or Third Party Liability insurance under an insurance policy (policies) that insures other operations, businesses, companies, assets or properties of Transco or its Affiliates.

(d) Transco shall require that all contractors and subcontractors performing construction work on the Central Penn Line carry and maintain the types and amounts of insurance as determined by Transco in accordance with customary requirements of the nature of the work to be performed.

(e) Transco shall require that all contractors and subcontractors present evidence of their compliance with a drug-free work environment in compliance with all applicable regulations of the Department of Transportation.

ARTICLE III

OWNERSHIP

3.1	Ownership Interests.

(a) Subject to Section 3.4, each Party shall have an undivided ownership interest in the CPL Assets as set forth in Exhibit B hereto (referred to herein as a Party’s “Ownership Share”). Transco shall (i) assign to Meade its Ownership Share of the CPL Assets (other than the Real Property Rights, which shall be assigned pursuant to Section 3.1(b)) acquired on or prior to the In-Service Date as soon as commercially practicable (but in no event later than the In-Service Date), and (ii) assign to Meade its Ownership Share of the CPL Assets acquired after the In-Service Date as soon as commercially practicable.

(b) Transco shall use commercially reasonable efforts to include in the agreements for the Real Property Rights the right to partially assign the Real Property Rights to Meade, and, promptly following execution of such agreements which include such assignment rights, Transco shall enter into the necessary partial assignment agreements with Meade to reflect ownership of the Real Property Rights by the Parties in proportion to their respective Ownership Shares. For those Real Property Rights agreements for which Transco is unable, despite its use of commercially reasonable efforts, to include the right to partially assign the Real Property Rights to Meade, Transco and Meade shall negotiate in good faith a mutually agreeable alternative to such assignment.

(c) The line pack gas necessary for operating the Central Penn Line will be acquired and owned by the Parties in proportion to their respective Ownership Shares.

(d) Each Party shall be responsible for any taxes and fees of any Governmental Authority associated with its ownership interest in the Central Penn Line.

3.2	Major Cost Overrun Capital Calls.

(a) In the event Meade elects not to fund a Major Cost Overrun Capital Call, Meade shall send written notice (the “Non-Funding Major Cost Overrun Notice”) to Transco of its intent not to fund such Major Cost Overrun Capital Call on or before the date payment of such Major Cost Overrun Capital Call is otherwise required under Section 2.6(c)(iv). The election by Meade not to fund a Major Cost Overrun Capital Call shall be irrevocable and shall apply to all future Major Cost Overrun Capital Calls.

(b) Upon receipt of the Non-Funding Major Cost Overrun Notice, Transco shall have the option, to be exercised within [****] days of receiving the Non-Funding Major Cost Overrun Notice, to either: (i) purchase Meade’s Ownership Share at a price equal to [****]% of the amount paid by Meade for the Project Costs (such purchase price shall be payable in cash); or (ii) fund all of the remaining costs of the Central Penn Line, in which event the rent payable to Meade under the Lease shall be reduced by an amount equal to the product of the Monthly Lease Charge (as defined in the Lease) multiplied by the lease reduction percentage (the “Lease Reduction Percentage”), which shall be equal to “X”, where X = “D” divided by “A” (as defined below).

•	“A” equals Meade’s Original Capital Estimate;

•	“B” equals the Project Costs funded by Meade as of and through the date of the Non-Funding Major Cost Overrun Notice;

•	“C” equals Meade’s Ownership Share of the total actual Project Costs incurred to complete the Central Penn Line; and

•

“D” equals C minus B, or Meade’s Ownership Share of the total actual Project Costs funded by Transco from and after the date of the Non-Funding Major Cost Overrun Notice to complete the Central Penn Line.

For example if:

(i) Meade’s Ownership Share of the total actual Project Costs incurred to complete the Central Penn Line is $[****] (or “C” above) which represents [****]% of Meade’s Original Capital Estimate; (ii) as of and through the date of the Non-Funding Major Cost Overrun Notice, Meade has funded $[****] (or “B” above) which represents [****]% of Meade’s Original Capital Estimate; and (iii) from and after the date of the Non-Funding Major Cost Overrun Notice, Transco funds the remaining $[****] (or “D” above) otherwise payable by Meade, then the Lease Reduction Percentage would be[****]% ($[****] (D) divided by $746,136,000 (A)).

(c) If Transco elects to purchase Meade’s Ownership Share of the CPL Assets pursuant to Section 3.2(b), then Transco shall purchase such assets for cash within ten (10) Business Days of exercising such purchase option and Meade shall assign its Ownership Share of the CPL Assets to Transco pursuant to the title transfer process referenced in Section 6.7(d).

(d) If Transco elects not to exercise either of the rights set forth in Section 3.2(b), then the Parties shall discuss in good faith any revisions to the Updated Development Plan and/or reasonable alternatives to the Central Penn Line project in general.

3.3	Right of First Offer.

(a) If at any time Meade or a member of Meade (for purposes of this Section 3.3, the term “Ownership Share” shall include such member’s membership interest in Meade), wishes to Dispose of all or a portion of its Ownership Share to any Person other than to an existing member of Meade or an Affiliate of an existing member of Meade, then Meade or its member, as applicable (the “Disposing Party”) must first offer to Dispose of its Ownership Share (the “ROFO Offer”) to Transco (the “ROFO Party”) by delivering written notice to the ROFO Party of the purchase price (payable in cash) and proposed terms of sale at which it is willing to sell such Ownership Share. If at any time Transco wishes to Dispose of all or a portion of its Ownership Share to any Person other than its Affiliate, then Transco (the “Disposing Party”) must first offer to Dispose of its

Ownership Share (the “ROFO Offer”) to Meade (the “ROFO Party”) by delivering written notice to the ROFO Party of the purchase price (payable in cash) and proposed terms of sale at which it is willing to sell such Ownership Share. The ROFO Party shall have thirty (30) days after receipt of such written notice (“ROFO Period”) to notify the Disposing Party of either (i) its acceptance of the ROFO Offer or (ii) that the ROFO Party will not make an offer to purchase such Ownership Share (if the ROFO Party fails to deliver such notice within the ROFO Period, then the ROFO Party shall be deemed to have elected not to make an offer to purchase such Ownership Share).

(b) If the ROFO Party accepts the ROFO Offer, closing shall occur promptly (and no later than sixty (60) days following acceptance), and shall be held at the principal place of business of the Disposing Party, unless the Parties mutually agree upon a different place or date. At the closing, (i) the Disposing Party shall execute and deliver to the ROFO Party (A) an assignment of the Ownership Share, in form and substance reasonably acceptable to the ROFO Party, containing a special warranty of title as to such portion of the Ownership Share (including that such portion of the Ownership Share is free and clear of all Encumbrances) and (B) any other instruments reasonably requested by the ROFO Party to give effect to the purchase, and (ii) the ROFO Party shall deliver the purchase price to the Disposing Party in immediately available funds.

(c) If the ROFO Party does not accept the ROFO Offer, then, for a period of [****] days immediately following the ROFO Period, the Disposing Party shall have the right to transfer the offered Ownership Share to any third party transferee at a price not less than the price in the ROFO Offer and on such other terms and conditions not more favorable in any material respect to the third party transferee than those offered in the ROFO Offer. If, however, the Disposing Party fails to so Dispose of the Ownership Share within such [****]-day period, then any Disposition after the expiration of such [****]-day period shall again become subject to the right of first offer set forth in this Section 3.3.

(d) Notwithstanding the foregoing: (i) no issuance, sale, assignment, transfer, conveyance, gift, exchange or other disposition (including through merger, acquisition, consolidation or other business combination transaction) of any equity interest in any entity the equity securities of which are listed on an Exchange shall constitute a Disposition; (ii) Transco, or any member of Meade or any parent of Transco or parent of a member of Meade the equity securities of which are listed on an Exchange, shall at all times have the right, without any restriction hereunder, to Dispose of its Ownership Share through a merger, acquisition, consolidation or other business combination transaction; (iii) the sale, assignment, transfer, conveyance, gift, exchange or other disposition of the Ownership Share to a partnership or limited liability company in connection with the public offering of partnership interests or membership interests in such partnership or limited liability company shall not constitute a Disposition; (iv) no sale, assignment, transfer, conveyance, gift, exchange or other disposition (including through merger, acquisition, consolidation or other business combination transaction) of a limited partnership interest in Vega Energy Partners, Ltd. or EIF United States Power Fund IV, L.P. shall constitute a Disposition in Meade or any member of Meade so long as the general partner of Vega Energy Partners, Ltd., MMC, LLC, or EIF United States Power Fund IV, L.P., EIF US Power IV, LLC, remains in Control of Vega Energy Partners, Ltd. or EIF United States Power

Fund IV, L.P.; (v) no issuance, offering or recapitalization of Vega Energy Partners, Ltd. or EIF United States Power Fund IV, L.P. shall constitute a Disposition so long as the general partner of Vega Energy Partners, Ltd , MMC, LLC, or EIF United States Power Fund IV, L.P., EIF US Power IV, LLC, remains in Control of Vega Energy Partners, Ltd. or EIF United States Power Fund IV, L.P.; and (vi) no sale, assignment, transfer, conveyance, gift, exchange or other disposition (including through merger, acquisition, consolidation or other business combination transaction) by Vega Energy Partners, Ltd. or EIF United States Power Fund IV, L.P. to their respective Affiliates of an indirect equity interest in any member of Meade shall constitute a Disposition.

3.4	Expansions.

(a) As used herein, the term “Eligible Expansion” means (i) an expansion of the Central Penn Line which will increase the firm transportation capacity of all or a portion of the Central Penn Line, and/or (ii) the construction of an interconnection(s) (other than the Receipt Interconnections) on the Central Penn Line. If Transco desires to pursue or develop an Eligible Expansion, then Transco shall notify Meade thereof. As part of such notification, Transco shall provide the following information about the Eligible Expansion: (A) a description of the facilities to be installed; (B) the total estimated cost of the facilities; (C) the amount of firm transportation capacity to be added; (D) flow diagrams for such capacity; (E) the proposed project schedule, including the expected construction period and target in-service date; and (F) a brief description of the approvals required of any Governmental Authority.

(b) As to any Eligible Expansion, Meade shall have the option, exercisable within [****] days after receipt of such notification from Transco, to participate in such Eligible Expansion as an owner of an undivided ownership interest in the Eligible Expansion facilities up to, but not exceeding, Meade’s Eligible Share of the ownership interest in such facilities. If Cabot, Meade, Vega Energy Partners, Ltd., WGL Holdings, EIF USPV, L.P., or any other investor in Meade or their respective affiliates or successors (each an “Eligible Expansion Shipper”) has executed a binding precedent agreement for firm transportation service under such Eligible Expansion, then the term “Eligible Share” shall mean the lower of (i) [****]%, or (ii) the percentage equivalent of a fraction, the numerator of which is the sum of the firm transportation capacity (measured in dt/d) subscribed in total by the Eligible Expansion Shippers under the Eligible Expansion and the denominator of which is the total firm transportation capacity (measured in dt/d) under the Eligible Expansion. If no Eligible Expansion Shipper has executed a binding precedent agreement for firm transportation service under such Eligible Expansion, then the term “Eligible Share” shall mean [****]%. If such option is triggered and Meade exercises such option within such [****]-day period, then the Parties shall negotiate in good faith an overall plan for such Eligible Expansion. Transco shall have the right but not the obligation to construct and operate (or cause the construction and operation) of any Eligible Expansion and to lease from Meade the undivided joint ownership interest in the Eligible Expansion facilities owned by Meade on mutually agreeable terms setting forth each Party’s rights as it relates to such Eligible

Expansion. In that regard, the Parties shall negotiate in good faith to reach such mutually agreeable terms. If despite their good faith efforts the Parties are unable to reach mutual agreeable terms within [****] days following the date that Meade exercises such option, but Meade nevertheless desires to participate as an owner of an undivided ownership interest in the Eligible Expansion facilities, then (y) Meade’s participation in such Eligible Expansion shall be as an interstate gas pipeline company subject to the jurisdiction of the FERC, and (z) Meade’s pipeline capacity rights on the Central Penn Line under such Eligible Expansion shall equal Meade’s Eligible Share of the pipeline capacity to be added on the Central Penn Line under such Eligible Expansion.

(c) If Meade does not exercise such option within such [****]-day period, then Transco may proceed with such Eligible Expansion, and the following shall apply: (i) Meade shall not oppose, obstruct, or otherwise interfere with, in any manner whatsoever, the efforts of Transco to obtain the necessary governmental authorizations for such Eligible Expansion or to develop, construct, install, and operate such Eligible Expansion, provided, however, that the foregoing shall not be construed to prohibit Meade or its Affiliates from competing with the Central Penn Line or such Eligible Expansion; and (ii) except to the extent otherwise agreed to in writing by the Parties, (A) Meade shall not have any right to approve, own, participate in, construct, or install (or cause to be constructed or installed) such Eligible Expansion, (B) Meade shall not be required to pay any development, construction, or installation costs for such Eligible Expansion, and (C) Transco or its designee shall own the facilities and pipeline capacity associated with such Eligible Expansion.

(d) Any expansion of the Central Penn Line that would not qualify as an Eligible Expansion shall be deemed “Restricted Expansions.” Transco shall have the right at any time, in its sole discretion and without the need to obtain Meade’s consent, to construct, install, own and operate any Restricted Expansions. Meade shall not oppose, obstruct, or otherwise interfere with, in any manner whatsoever, the efforts of Transco to obtain the necessary governmental authorizations for any Restricted Expansions or to develop, construct, install, and operate any Restricted Expansions; provided, however, that the foregoing shall not be construed to prohibit Meade or its Affiliates from competing with the Central Penn Line or any Restricted Expansions. Except to the extent otherwise agreed to in writing by the Parties, (i) Meade shall not have any right to approve, own, participate in, construct, or install (or cause to be constructed or installed) any Restricted Expansions, (ii) Meade shall not be required to pay any development, construction, or installation costs for any Restricted Expansions, and (iii) Transco or its designee shall own the facilities and pipeline capacity associated with any Restricted Expansions.

(e) Upon the completion of any Eligible Expansion or Restricted Expansion (collectively, “Expansion”), the Parties agree to promptly amend this Agreement to reflect any changes hereto reasonably required in connection with such Expansion, including (i) amending Exhibits B and C hereto to reflect the ownership interests of the Party(ies) participating in the Expansion, the Ownership Shares as set forth in the original Exhibit B, the capacity rights in the expanded Central Penn Line (if applicable), and the date each such ownership interests became effective, and (ii) addressing the ownership of any line pack gas and Real Property Rights associated with such Expansion.

(f) Each Expansion shall be designed such that the Expansion will not affect a non-participating Party’s undivided ownership rights hereunder. Construction of any Expansion must not impair the ability of the non-participating Party to fully use its capacity rights under this Agreement other than for temporary interruptions to install the facilities required for such Expansion.

(g) This Section 3.4 sets forth the exclusive procedures for pursuing an Expansion, and neither Party shall have the right to pursue or develop an Expansion except in strict compliance with this Section 3.4.

ARTICLE IV

CAPACITY RIGHTS

4.1	Parties’ Rights to Capacity on Central Penn Line.

During the Lease Term, Transco will have rights to 100% of the pipeline capacity of the Central Penn Line. Upon termination of the Lease, the Parties shall have the capacity rights set forth on Exhibit C hereto.

4.2	Operating Costs.

(a) The Parties acknowledge that the Operation and Maintenance Agreement sets forth the responsibilities of the Parties with regard to the costs to operate and maintain the Central Penn Line. Except as otherwise mutually agreed, the costs to operate and maintain any Expansion facilities shall be borne by Transco and any other party participating in the Expansion in proportion to their respective ownership percentages in the Expansion facilities.

(b) Gas and electric power used for compression of the gas and gas lost or unaccounted for will be allocated solely to Transco during the Lease Term. Upon termination of the Lease, subject to the receipt of the necessary abandonment and certificate authorizations from the FERC, gas and electric power used for compression of the gas and gas lost or unaccounted for will be allocated to each Party based on the quantity of gas delivered in a given month through such Party’s capacity in the Central Penn Line (as such capacity may be increased pursuant to any Expansions), without regard to receipt or delivery points.

ARTICLE V

OPERATION AND MAINTENANCE

5.1	Operation and Maintenance Agreement.

(a) Beginning on the In-Service Date, Transco shall operate and maintain such facilities pursuant to the terms and conditions of the Operation and Maintenance Agreement.

(b) Notwithstanding the foregoing, if pursuant to the applicable provisions of this Agreement Transco transfers all of its Ownership Share in the Central Penn Line to a Person that is not an Affiliate of Transco (“Transferee”), then Meade shall have the right to either assume the role of operator of the Central Penn Line or designate an Affiliate of Meade to be the new operator for the Central Penn Line. If Meade does not elect to become the new operator of the Central Penn Line and does not designate an Affiliate of Meade to become the new operator, then a third party operator shall be promptly selected by mutual consent of Meade and the Transferee. The new operator determined in accordance with the foregoing shall perform the operation services for the Central Penn Line pursuant to such terms and conditions as shall be set forth in a mutually agreeable operating agreement between Meade, the Transferee and the new operator.

ARTICLE VI

TERM AND TERMINATION

6.1	Term.

This Agreement shall be effective as of the Effective Date and shall remain in force and effect unless and until terminated in accordance with the terms hereof. No Party shall have the right to unilaterally terminate or withdraw from this Agreement except as expressly set forth in this Article VI.

6.2	Termination for Insufficient Economic Support.

Transco may terminate this Agreement immediately upon written notice to Meade if Transco is unable to secure binding agreements relating to Transco’s commercial development of the Atlantic Sunrise Project that are sufficient, in Transco’s sole determination, to economically justify Transco proceeding with the Atlantic Sunrise Project; provided that such termination right must be exercised, if at all, by Transco delivering notice of termination to Meade on or before February 17, 2014, or else such termination right shall be waived.

6.3	Termination for Lack of Board Approvals.

Transco shall seek in good faith the necessary approvals from its management committee and the board(s) of directors of its parent company(ies) (such committee and board(s) are collectively referred to herein as “Transco’s Board”) to construct, own and operate the Atlantic Sunrise Project facilities necessary to provide firm transportation service under the Anchor PA and the Cabot Precedent Agreement. Transco shall provide prompt notice to Meade of the decision by Transco’s Board on such request for such necessary approvals. Transco may terminate this Agreement immediately upon written notice to Meade if Transco is unable to secure such necessary approvals; provided that such termination right must be exercised, if at all, by Transco delivering notice of termination to Meade on or before the earlier of March 4, 2014 or the tenth (10th) Business Day following Meade’s receipt of Transco’s notice that Transco’s Board has denied such approvals, or else such termination right shall be waived.

6.4	Termination in Connection with Anchor PAs.

(a) If Transco’s precedent agreement with the Anchor Shipper (referred to herein as the “Anchor PA”) is terminated after February 28, 2014 but prior to the In-Service Date (“Anchor PA Termination”) and no substitute shipper(s) contracts for capacity in the amount of such terminated Anchor PA within [****] days of such termination (as used in this Section 6.4(a), “Marketing Period”) and Transco elects not to go forward with the construction of the Central Penn Line, then Transco shall have the right to terminate this Agreement upon written notice to Meade; provided that such termination right must be exercised, if at all, within [****] days following the effective date of the Anchor PA Termination or else such right shall be waived; provided, further, that prior to Transco exercising such termination right, the Parties shall negotiate in good faith reasonable alternatives to the current design of the Central Penn Line and the terms and conditions of this Precedent Agreement that would effectively replace the Anchor Shipper’s subscription under the Atlantic Sunrise Project. The Parties shall have no obligation hereunder to fund Capital Calls during the Marketing Period. Transco shall provide notice to Meade of the Anchor PA Termination promptly following the Anchor PA Termination. Exhibit D hereto provides a description of the rights set forth in the Anchor PA under which such agreement may be terminated after February 28, 2014 but prior to the In-Service Date.

(b) If the Cabot Precedent Agreement is terminated after February 28, 2014 but prior to the In-Service Date (“Cabot PA Termination”) and no substitute shipper(s) contracts for capacity in the amount of the capacity set forth in the Cabot Precedent Agreement within [****] days of such termination (as used in this Section 6.4(b), “Marketing Period”), then Transco shall have the right to terminate this Agreement upon written notice to Meade; provided that such termination right must be exercised, if at all, within [****] days following the effective date of the Cabot PA Termination or else such right shall be waived; provided, further, that prior to Transco exercising such termination right, the Parties shall negotiate in good faith reasonable alternatives to the current design of the Central Penn Line and the terms and conditions of this Precedent Agreement that would effectively replace Cabot’s subscription under the Atlantic Sunrise Project. The Parties shall have no obligation hereunder to fund Capital Calls during the Marketing Period. Transco shall provide notice to Meade of the Cabot PA Termination promptly following the Cabot PA Termination. Exhibit D hereto provides a description of the rights set forth in the Cabot Precedent Agreement under which such agreement may be terminated after February 28, 2014 but prior to the In-Service Date.

6.5	Termination in Connection with FERC Authorizations.

If the FERC Authorizations issued for the Central Penn Line include a condition requiring Meade to be a natural gas company subject to the jurisdiction of the FERC under the NGA, then the Parties shall negotiate in good faith reasonable modifications to the Project structure to address such condition. Such negotiations shall include the practical considerations of Meade complying with such condition and establishing itself as a natural gas company subject to the jurisdiction of the FERC. If Meade elects to comply with such condition (such election by Meade shall be at its sole discretion), then the Parties shall promptly negotiate in good faith any revisions to this Agreement, the Lease and the Operation and Maintenance Agreement reasonably necessary to effectuate such election by Meade. If within [****] days following the date of the FERC order issuing the FERC Authorizations for the Central Penn Line, Meade has not elected to comply with such condition or if the Parties have failed to reach mutual agreement regarding a resolution, then either Party may terminate this Agreement upon written notice to the other Party, provided that such termination right must be exercised, if at all, within [****] days following the date of the FERC order issuing the FERC Authorizations for the Central Penn Line or else such termination right shall be waived.

6.6	Termination in Connection with Default.

If a Party commits a Default and such Default is not cured within the time period, if any, applicable to such Default as set forth herein, then the other Party (“Non-Defaulting Party”) may terminate this Agreement upon written notice to the Party in Default (“Defaulting Party”), provided that such termination right must be exercised, if at all, within [****] days following the date that such termination right becomes available, or else such right shall be waived.

6.7	Effect of Termination.

(a) If this Agreement is terminated by Transco in accordance with Section 6.2 or Section 6.3, then Transco shall promptly refund to Meade in cash any amounts paid by Meade for the Project Costs.

(b) If this Agreement is terminated in accordance with Section 6.4 or Section 6.5 and, in either case, Transco elects not to go forward with the construction of the Central Penn Line, then Transco shall have the right but not the obligation to purchase Meade’s Ownership Share in the CPL Assets; provided that such purchase right must be exercised, if at all, by Transco providing written notice thereof to Meade within [****] days following the effective date of termination of this Agreement, or else such right shall be waived. If such purchase right of Transco is waived, then Meade shall have the right but not the obligation to purchase Transco’s Ownership Share in the CPL Assets; provided that such purchase right must be exercised, if at all, by Meade providing written notice thereof to Transco within [****] days following the effective date of waiver of Transco’s purchase right, or else Meade’s purchase right shall be waived. If the purchasing Party timely delivers written notice to the non-purchasing Party, then the purchasing Party’s purchase right shall be deemed exercised, and the closing of the purchase of the non-purchasing Party’s Ownership Share in the CPL Assets shall occur promptly following such exercise. The purchase price for such CPL Assets shall equal the amount paid by the non-purchasing Party for the Project Costs. At the closing: (i) the non-purchasing Party shall execute and deliver to the purchasing Party (A) an assignment of the Ownership Share in form and substance reasonably acceptable to the purchasing Party, containing a special warranty of title as to such portion of the Ownership Share

(including that such portion of the Ownership Share is free and clear of all Encumbrances), and (B) any other instruments reasonably requested by the purchasing Party to give effect to the purchase; and (ii) the purchasing Party shall deliver the purchase price to the non-purchasing Party in immediately-available funds.

(c) If this Agreement is terminated in accordance with Section 6.4(b) or Section 6.5 and, in either case, Transco elects to go forward with the construction of the Central Penn Line, then Transco shall have the obligation to purchase the Ownership Share of Meade in the CPL Assets. The purchase price for such CPL Assets shall equal the amount paid by Meade for the Project Costs. At the closing: (i) Meade shall execute and deliver to Transco (A) an assignment of the Ownership Share in form and substance reasonably acceptable to Transco, containing a special warranty of title as to such portion of the Ownership Share (including that such portion of the Ownership Share is free and clear of all Encumbrances), and (B) any other instruments reasonably requested by Transco to give effect to the purchase; and (ii) Transco shall deliver the purchase price to Meade in immediately-available funds.

(d) If this Agreement is terminated in accordance with Section 6.6, then (i) if Meade was the Defaulting Party giving rise to the termination and Transco elects to go forward with the construction of the Central Penn Line, Transco shall have the obligation to purchase the Ownership Share of Meade in the CPL Assets, (ii) if Meade was the Defaulting Party giving rise to the termination but Transco does not elect to go forward with the construction of the Central Penn Line, Transco shall have the right, but not the obligation, to purchase the Ownership Share of Meade in the CPL Assets, and (iii) if Transco was the Defaulting Party giving rise to the termination, Meade shall have the right but not the obligation to purchase the Ownership Share of Transco in the CPL Assets; provided that, in each of (ii) and (iii) above, such purchase right must be exercised, if at all, by the Non-Defaulting Party providing written notice thereof to the Defaulting Party within [****] days following the effective date of termination of this Agreement, or else such right shall be waived. The closing of the purchase of the Defaulting Party’s Ownership Share in the CPL Assets under this Section 6.7(d) shall take place within [****] days following the effective date of termination of this Agreement. At the closing: the Defaulting Party shall execute and deliver to the Non-Defaulting Party (A) an assignment of such Party’s Ownership Share in the CPL Assets in form and substance reasonably acceptable to the Non-Defaulting Party, containing a special warranty of title as to such portion of the Ownership Share in the CPL Assets (including that such portion of the Ownership Share is free and clear of all Encumbrances), and (B) any other instruments reasonably requested by the Non-Defaulting Party to give effect to the purchase. Transco agrees to use reasonable efforts to assist Meade in seeking the assignment of the FERC Authorizations to Meade in the event of a Transco Default under Section 6.6 and Meade’s election of its remedy under Section 6.7(d)(iii).

(e) If this Agreement is terminated in accordance with Section 6.6 and Transco purchases Meade’s Ownership Share in the CPL Assets pursuant to Section 6.7(d)(i) above, then the following shall apply:

(i) if Meade’s Default giving rise to such termination occurs on or before the date that the total amount that Meade has paid toward the Project Costs equals [****]% of Meade’s Original Capital Estimate (the “First Threshold Payment Date”), then Meade shall make a payment to Transco in the amount of Limit redaction to the amount $[****] minus the amount paid by Meade for the Project Costs (the “Make-Whole Payment”) and the purchase price to be paid by Transco for Meade’s Ownership Share in the CPL Assets shall be zero;

(ii) if Meade’s Default giving rise to such termination occurs after the First Threshold Payment Date but on or before the date that the total amount that Meade has paid toward the Project Costs equals [****]% of Meade’s Original Capital Estimate (the “Second Threshold Payment Date”), then the amount of the Make-Whole Payment shall be zero and the purchase price to be paid by Transco for Meade’s Ownership Share in the CPL Assets shall be the amount paid by Meade for the Project Costs minus $[****];

(iii) if Meade’s Default giving rise to the termination occurs after the Second Threshold Payment Date, then the Make-Whole Amount shall be zero and the purchase price to be paid by Transco for Meade’s Ownership Share in the CPL Assets shall be [****]% of the amount paid by Meade for the Project Costs;

(iv) promptly following the determination of the Make-Whole Payment, Transco shall submit to Meade an invoice for the amount of the Make-Whole Payment, and Meade shall pay to Transco (to the account specified in such invoice) the full amount of such invoice within thirty (30) days of its receipt of such invoice;

(v) on or before February 28, 2014, Meade shall present to Transco either (i) an unconditional and irrevocable guarantee of payment from Meade’s creditworthy members in a form mutually agreeable to the Parties, (ii) a letter of credit in form and substance mutually agreeable to the Parties and from a bank reasonably acceptable to Transco, or (iii) an escrow agreement mutually agreeable to the Parties, which, in each case, shall be for the period from the Effective Date until the First Threshold Payment Date and, in the aggregate, shall be in an amount equal to the Make-Whole Payment; provided however, that in each case of (i), (ii) and (iii) above, the payment obligations of Meade’s members shall be several and not joint and no member of Meade shall be liable for any failure to pay or other default of any other member of Meade;

(vi) the parties intend the Make-Whole Payment to be liquidated damages constituting compensation and not a penalty.

(f) If this Agreement is terminated in accordance with Section 6.6 and either Transco purchases Meade’s Ownership Share in the CPL Assets pursuant to Section 6.7(d)(ii) above or Meade purchases Transco’s Ownership Share in the CPL Assets pursuant to Section 6.7(d)(iii) above, then the following shall apply: from the Effective Date to the Second Threshold Payment Date, the purchase price for the CPL Assets shall be [****]% of the amount paid by the Defaulting Party for the Project Costs; following the Second Threshold Payment Date, the purchase price for such CPL Assets shall be [****]% of the amount paid by the Defaulting Party for the Project Costs.

(g) Sections 6.7(d) and (f) set forth Meade’s exclusive remedy for Transco’s Default giving rise to termination under Section 6.6, and Sections 6.7(d), (e) and (f) set forth Transco’s exclusive remedies for Meade’s Default giving rise to termination under Section 6.6. Otherwise, termination of this Agreement shall not relieve either Party from any obligation already accrued prior to the date of such termination nor shall such termination deprive a Party of any remedy at law otherwise available to it.

(h) Any provision of this Agreement that must survive termination hereof in order to give proper effect to its intent shall survive the expiration or earlier termination of this Agreement for the period specified in the applicable provision or, if no period is specified, for the period required in order to give effect to its intent.

6.8	Abandonment.

(a) If at any time the Parties mutually agree to terminate the use of the Central Penn Line, the facilities and equipment comprising the Central Penn Line shall be abandoned and, if applicable, disposed of in a mutually agreeable manner, with costs incurred or revenues received from such abandonment and disposition to be shared based on each Party’s Ownership Share.

(b) Except for any request for pre-granted abandonment as may be set forth in the FERC Application, a Party may not file an application with the FERC to abandon its ownership interest or capacity entitlement hereunder without the prior written agreement of the other Party; provided, however, that a Party may file such an abandonment application to implement any Disposition permitted hereunder.

ARTICLE VII

MISCELLANEOUS

7.1	Force Majeure.

(a) Transco shall not be deemed in breach of any of its obligations under this Agreement because of any delay, inability or failure, whether in whole or in part, in performance of such obligations (other than failure to pay money when due) to the extent such delay, inability or failure is due to an event of Force Majeure. As used in this Agreement, the term “Force Majeure” shall mean acts of God, strikes, lockouts, industrial disturbances, acts of the public enemy or terrorists, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, droughts, tornados, hurricanes, storms, crevasses, floods, washouts, arrests, the order of any Governmental Authority, quarantines, expropriation or confiscation, vandalism, sabotage, civil disturbances, relocation of facilities, explosions, breakage or accidents to machinery or lines of pipe, freezing of or damage to wells or delivery facilities, National Weather Service warnings or advisories, whether official or unofficial, that result in the evacuation of facilities, well blowouts, failure of surface equipment or pipelines, accidents, breakdowns, inability to obtain or unavoidable delay in obtaining material, equipment, supplies, permits, rights-of-way or labor to perform or to comply with any obligation or condition of this Agreement, or any other causes, whether of the kind enumerated in this Agreement or otherwise, that are not reasonably within the control Transco. Nothing herein shall be construed to require Transco to settle any strikes, lockouts, industrial disturbance or disagreements with landowners by acceding to the demands of any opposing party when such course is inadvisable in the discretion of Transco.

(b) As soon as practical after the occurrence of an event of Force Majeure affecting the Central Penn Line, Transco shall submit to Meade a written report describing in as much detail as then possible: (i) the nature and causation of the event of Force Majeure; (ii) the effects of the event of Force Majeure on the construction of the Central Penn Line; (iii) the actions needed to be taken to overcome the effects of the Force Majeure and estimates of the costs entailed in and time required for overcoming the effects of the event of Force Majeure; (iv) the extent to which Transco could continue to pursue construction of the Central Penn Line and additional costs which would be incurred in so doing; and (v) any changes to this Agreement or the manner of constructing the Central Penn Line which would be needed to provide for the orderly construction of the Central Penn Line and administration of this Agreement during the continuation of the effects of the event of Force Majeure after such effects have been overcome. Promptly following Meade’s receipt of said report, Meade and Transco shall negotiate in good faith and attempt to reach agreement on all such matters. Pending agreement on all such matters, Transco shall continue to pursue construction of the Central Penn Line to the extent reasonable under this Agreement, but Transco shall not be obligated to assume any different or additional obligations or liabilities or to incur any Project Costs not funded or reimbursable by Meade hereunder unless and until all such matters are agreed to and incorporated into this Agreement.

7.2	Audit.

All Project Costs will be accumulated and recorded in accordance with the FERC’s Uniform System of Accounts. Meade shall have the right, during normal business hours and upon at least thirty (30) days advance written notice to Transco, to audit Transco’s books and records relating to the Project Costs to verify the same, and Transco shall retain all accounts and records relating to the Project Costs for a two year period following the date the final invoice is rendered to Meade pursuant to Section 2.6(f) hereunder and as otherwise required by Governmental Authorities having jurisdiction; provided, however, that any such audit must be completed within two years following the date of the final invoice referenced above or else such right to audit shall be waived. The Parties agree that payments theretofore made by Meade shall be adjusted upward or downward, and appropriate compensating payments promptly made by the owing Party, contractor or vendor, to correct any errors detected by such audit and agreed to by Transco.

7.3	Notices.

(a) All notices and other communications by a Party shall be in writing and shall be sent by one (1) of the following means: electronic mail, facsimile transmission, hand delivery or courier to the other Party at the electronic or physical addresses/fax transmission numbers as provided in this Section:

If to Transco:

Transcontinental Gas Pipe Line Company, LLC

Attention: Vice President, Commercial Operations

P.O. Box 1396

Houston, Texas 77251-1396

Fax Number: (713) 215-4269

or at such other address as may be designated by Transco from time to time by written notice.

If to Meade:

Meade Pipeline Co LLC

c/o WGL Midstream, Inc.

Attention: Anthony M. Nee, President

101 Constitution Ave, NW

Washington, D.C. 20080

Fax Number: (202) 842-2880

or at such other address as may be designated by Meade from time to time by written notice.

(b) For all purposes of this Agreement, a notice or communication will be deemed delivered on the day that the notification as set forth in subparagraph (a) above has occurred, as follows:

(i) if delivered by hand or sent by courier, on the day it is delivered unless (A) that day is not a Business Day, or (B) if delivered after the close of business on a Business Day, in either of which cases it is deemed effective on the next succeeding Business Day; and

(ii) if sent by electronic mail or facsimile transmission, on the date transmitted, provided that confirmation of receipt is obtained by the sender, unless the date of transmission is not a Business Day or if it was received after the receiving Party’s regular business hours, in which case it is deemed effective on the next succeeding Business Day.

7.4	Representations and Warranties.

Each Party represents and warrants, on its own behalf, that (i) it is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has full company or corporate power to execute, deliver and perform this Agreement, (ii) except as otherwise expressly set forth herein, its execution, delivery and performance of this Agreement have been duly authorized by all necessary company or corporate and governmental action and do not contravene any provision of law or of its constitutional documents or any contractual restriction binding on it or its assets, (iii) it is legally bound by the terms of this Agreement and the terms of this Agreement are enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iv) there is no pending or, to the best of such Party’s knowledge, threatened action or proceeding affecting such Party before any court, government authority or arbitrator that could reasonably be expected to materially and adversely affect the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

7.5	Choice of Law.

THIS AGREEMENT AND ANY CLAIMS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAWS RULES OR PRINCIPLES THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY SUIT BROUGHT WITH RESPECT TO OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF HARRIS COUNTY, TEXAS OR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

7.6	Disputes.

Any dispute between the Parties arising under this Agreement shall be resolved in accordance with the provisions of this Section. The Parties shall initially attempt to resolve a dispute by the following informal dispute resolution process. Each Party shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute with due consideration of law, equity and good faith. Each dispute shall be initially referred by written notice to such designated representative for resolution. If the designated representatives are unable to resolve any such dispute within thirty (30) days of such referral, each Party shall designate in writing to the other Party an officer who shall be authorized to resolve the dispute, and such officers shall attempt to resolve such dispute within a further period of fifteen (15) days. The Parties shall attempt to resolve all disputes promptly, equitably and in good faith, and shall provide each other in a timely manner reasonable documentation relating to the dispute. Neither Party shall be under an obligation to provide any privileged or confidential documents that it is not otherwise obligated to provide under this Agreement and each Party may seek equitable relief as it determines in its sole judgment is necessary. Unless the Parties otherwise agree, if the period of forty five (45) days referred to above has expired and the dispute remains unresolved, the Parties may, by mutual agreement, submit the dispute to arbitration or, if no such agreement is reached, either Party may submit the dispute to the appropriate court or Governmental Authority.

7.7	Limitation of Liability.

Neither Party shall be liable to the other Party for consequential, incidental, indirect, exemplary, special or punitive damages (including lost profits, loss of production or other damages attributable to business interruption) arising in connection with this Agreement.

7.8	No Waiver.

No waiver by a Party of any default by the other Party in the performance of any provision, condition or requirement in this Agreement shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement in this Agreement, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting Party from future performance of the same provision, condition or requirement. Except to the extent otherwise expressly set forth herein, any delay or omission of any Party to exercise any right in this Agreement shall not impair the exercise of any such right or any like right accruing to it thereafter.

7.9	Assignment.

(a) A Disposing Party may, without the consent of the other Party, assign this Agreement to any third party transferee provided that the requirements of Section 3.3 hereof have been fully complied with by the Disposing Party. The Disposing Party shall provide written notice of such assignment to the other Party as soon as practicable after such assignment.

(b) Except as provided in Section 7.9(a) above or pursuant to an Encumbrance, any purported assignment of this Agreement by either Party shall be null and void ab initio without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the non-assigning Party.

(c) This Agreement and all of the rights, duties and obligations herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the Parties.

7.10 Entire Agreement.

This Agreement represents the entire agreement between the Parties with respect to the construction and ownership of the Central Penn Line, and the obligations of the Parties expressed in this Agreement are the sole and exclusive obligations of the Parties with respect to the subject matter of this Agreement. Neither Party accepts or has imposed upon it, by virtue of this Agreement or otherwise, any implied obligations or covenants with respect to the subject matter of this Agreement.

7.11	No Modifications.

No modifications of the terms and provisions of this Agreement shall be effective except by the execution of a supplementary written agreement executed by both Parties.

7.12	Subject to Laws.

This Agreement and the obligations of the Parties are subject to all Laws of Governmental Authorities having jurisdiction, and, in the event of conflict, such Laws of Governmental Authorities having jurisdiction shall control.

7.13	No Joint Venture or Partnership.

Nothing in this Agreement shall be construed to create a joint venture or partnership between the Parties or to constitute one Party as the agent of the other for any purpose.

7.14	No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer, or shall be construed as conferring, upon any Person other than the Parties and permitted assigns any right, remedy or claim under this Agreement.

7.15	Severability.

If a Governmental Authority of competent jurisdiction declares any provision of this Agreement unenforceable, then that provision shall be severed from this Agreement and this Agreement shall otherwise remain in full force and effect and be construed as if it did not contain the severed provision; provided, however, that if severing such provision from this Agreement has a material adverse effect on the rights or obligations of either Party as set forth in this Agreement, then the Parties agree to negotiate in good faith replacement terms that are consistent with the Governmental Authority’s declaration or directive and that maintain the relative economic positions of, and risks to, the Parties as reflected in this Agreement as of the Effective Date.

7.16	Waiver of Trial by Jury.

To the extent permitted by Law, the Parties hereby waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Agreement or any matters whatsoever arising out of, or in any way connected with, this Agreement. This Section shall survive the termination or expiration of this Agreement.

7.17	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.18	Further Assurances.

The Parties agree to execute all other additional instruments and documents, and to do all other acts, as may be reasonably necessary to effectuate the terms and provisions of this Agreement but which do not impose on either Party any obligation or liability which is inconsistent with, in addition to, or in conflict with, any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:
Rory L. Miller
Senior Vice President

MEADE PIPELINE CO LLC By: WGL Midstream, Inc., its Managing Member

By:
Anthony M. Nee
President

EXHIBIT A

DESCRIPTION OF CENTRAL PENN LINE

The Central Penn Line shall consist of the following natural gas pipeline facilities and equipment. The Parties acknowledge that the specific references below to mileage and locations reflect Transco’s estimates as of the Effective Date and that the actual mileages and locations will not be known until Transco has completed construction of such facilities. Accordingly, promptly following the In-Service Date, the Parties shall enter into an amendment to this Agreement, if necessary, to revise this Exhibit A to set forth the actual mileages and locations of the Central Penn Line.

The Central Penn Line will provide transportation of natural gas from Susquehanna County, Pennsylvania to Transco’s mainline in Lancaster County, Pennsylvania. The facilities will include approximately 177 miles of contiguous greenfield pipeline, two (2) compressor stations, three (3) measurement facilities, and other appurtenant underground and aboveground facilities.

The Central Penn Line consists of two connected pipeline segments as further described below:

Central Penn Line North

The Central Penn Line North pipeline facilities will provide transportation of natural gas from the discharge of WFS’s Zick Station in Susquehanna County to a point of interconnection with the Central Penn Line South segment in Columbia County, Pennsylvania. The Central Penn Line North facilities will include:

•	Approximately 56 miles of thirty (30)-inch diameter pipeline;

•	One compressor station;

•

Proposed measurement and regulator stations on the Central Penn Line North at (1) the discharge side of WFS’s Zick Station in Susquehanna County, Pennsylvania, (2) the suction side of Transco’s proposed East Wilcox Station in Susquehanna County, Pennsylvania, and (3) the proposed Springville Interconnection near milepost 30.6 in Wyoming County, Pennsylvania; and

•	Appurtenant underground and aboveground facilities.

Central Penn Line South

The Central Penn Line South pipeline facilities will provide transportation of natural gas from the Central Penn Line North pipeline to an interconnection with Transco’s mainline in Lancaster County, Pennsylvania at a point called “River Road.” The Central Penn Line South facilities will include:

•	Approximately 121 miles of forty-two (42)-inch diameter pipeline;

•	One compressor station;

•	A regulator station at the interconnection between the Central Penn Line South and Transco’s mainline at “River Road”; and

•	Appurtenant underground and aboveground facilities.

EXHIBIT B

OWNERSHIP SHARES

Segment of Central Penn Line:	Ownership Share:
	Transco	Meade
Central Penn Line North	41.18%	58.82%

Central Penn Line South	70.59%	29.41%

EXHIBIT C

CAPACITY RIGHTS

1. During the Lease Term, Transco will have full possessory and operational rights to the Central Penn Line, including 100% of the pipeline capacity of the Central Penn Line.

2. Subject to the terms and conditions of this Agreement and the receipt of the necessary authorizations from the FERC, upon termination of the Lease (i) Meade shall have the right to 500,000 dt/d of capacity on the Central Penn Line, (ii) Transco shall have the right to all remaining capacity on the Central Penn Line, and (iii) the Parties shall negotiate in good faith revisions to this Agreement to set forth the terms and conditions governing the orderly utilization by the Parties of their respective capacities in the Central Penn Line.

3. The daily design capacity of the Central Penn Line and any Expansions (and the engineering design data supporting such capacity) shall be as set forth in the respective applications for certificates of public convenience and necessity filed with the FERC for the Central Penn Line and any such Expansions.

EXHIBIT D

ANCHOR PA AND CABOT PRECEDENT

AGREEMENT TERMINATION RIGHTS

Transco represents and warrants that the following is a complete and accurate restatement of the rights set forth in each Anchor PA under which such agreements may be terminated after February 28, 2014 but prior to the In-Service Date. The “Buyer” is the shipper under the Atlantic Sunrise Project and the “Seller” is Transco.

Either Party may terminate this Precedent Agreement immediately upon written notice to the other Party if Seller has not filed the FERC Application on or before July 1, 2016; provided that such termination right must be exercised, if at all, by the terminating Party delivering written notice of termination to the other Party on or before July 16, 2016, or else such termination right shall be waived.

Seller may terminate this Precedent Agreement and the Service Agreement immediately upon written notice to Buyer if (A) the FERC rejects the FERC Application, or (B) the FERC denies the FERC Authorization requested in the FERC Application, or (C) the FERC issues an order on the FERC Application (as the same may be amended) that (I) does not grant the FERC Authorization substantially in form and substance as requested by Seller and (II) has a material adverse effect on the rights or obligations of Seller, in Seller’s reasonable discretion (each event described in (A), (B) and (C) is referred to respectively as a “FERC Event”). With respect to each such FERC Event, the foregoing termination right must be exercised, if at all, by Seller delivering notice of termination to Buyer on or before the date that is sixty (60) days after such FERC Event occurs, or else such termination right shall be waived; provided that if any person seeks rehearing and/or appeal of any such FERC Event, then such sixty (60)-day period shall not begin to run until the date that the FERC order on such rehearing or appeal becomes final and no longer subject to further rehearing or appeal.

Buyer may terminate this Precedent Agreement if the certificate of public convenience and necessity issued by the FERC and accepted by Seller for the Atlantic Sunrise Project includes a material change to the TCQ, Primary Term or Negotiated Reservation Rate or deletion of the Point of Receipt or any Points of Delivery described on Attachment A hereto (“Buyer Material Adverse Effect”); provided that such termination right must be exercised, if at all, within twenty (20) days from the date that Seller provides notice to Buyer of the Buyer Material Adverse Effect, and in any event prior to Buyer’s execution and delivery of the Service Agreement, or else such termination right shall be waived.

Either Party may terminate this Precedent Agreement and the Service Agreement immediately upon written notice to the other Party if Seller has not commenced construction of the Atlantic Sunrise Project facilities on or before September 1, 2017; provided that such termination right must be exercised, if at all, by the terminating Party delivering written notice of termination to the other Party on or before September 16, 2017, or else such right shall be waived. Seller shall be deemed to have “commenced construction” of the Atlantic Sunrise Project facilities when Seller has received the FERC authorizations to commence construction and has subsequently released a construction contractor to commence construction of the Atlantic Sunrise Project facilities. Seller shall deliver prompt written notice to Buyer of (A) Seller’s receipt of such FERC authorizations and (B) such commencement of construction.

Either Party may terminate this Precedent Agreement and the Service Agreement immediately upon written notice to the other Party if the Effective Date of the Service Agreement does not occur on or before November 1, 2018; provided that such termination right must be exercised, if at all, by the terminating Party delivering notice of termination to the other Party on or before November 16, 2018, or else such termination right shall be waived.

Seller may terminate this Precedent Agreement and the Service Agreement immediately upon written notice to Buyer if (A) Buyer, in Seller’s reasonable judgment, fails to meet the creditworthiness requirements set forth in Paragraph 6 below, and (B) Buyer fails to provide security in accordance with Paragraph 6 below.

Seller may terminate this Precedent Agreement and Service Agreement immediately upon written notice to Buyer if the precedent agreement between Seller and any “Anchor Shipper” under the Atlantic Sunrise Project (as defined in Seller’s Open Season announcement for the Atlantic Sunrise Project) is terminated for any reason prior to the Effective Date of the Service Agreement (“Anchor PA Termination”) and, as a result of the Anchor PA Termination, Seller elects not to continue development of the Atlantic Sunrise Project; provided that such termination right must be exercised, if at all, by Seller delivering notice of termination to Buyer within sixty (60) days following the Anchor PA Termination, or else such termination right shall be waived; provided, further, that prior to Seller exercising such termination right, the Parties shall negotiate, in good faith, reasonable alternatives to the current Atlantic Sunrise Project design and the terms and conditions of this Precedent Agreement that would effectively replace such Anchor Shipper’s capacity subscription under the Atlantic Sunrise Project. Seller shall provide notice to Buyer of the Anchor PA Termination within five (5) Business Days following the Anchor PA Termination, provided that failure to give such notification on a timely basis shall not affect Seller’s termination right provided hereunder except to the extent that Buyer shall have been actually prejudiced as a result of such failure.

D-2